EXHIBIT 99.1

NEW WORLD REPORTS IMPROVED REVENUES

AND COMPARABLE STORE SALES IN THIRD QUARTER

—Eighth consecutive quarter of improved operating cash flow

GOLDEN, Colo. (11/2/05)—New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported continued improvements in comparable store sales, total  revenues, and cash flow from operations during the third quarter of fiscal 2005.

Total revenues increased 4.0% to $94.8 million during the 13 weeks ended Sept. 27, 2005, compared to $91.2 million in the third quarter of 2004. Retail sales grew 3.7% to $87.9 million, or 92.8% of total revenues, from $84.8 million, or 93.0% of total revenues, for the year earlier quarter.

Comparable store sales in company-owned restaurants grew by 5.9% over the corresponding quarter of 2004. The improvement reflected a 5.5% increase in average check size and a 0.4% gain in transactions – the second consecutive quarter of year-over-year increases in transactions.

During the current quarter, the company’s advertising and marketing expenses increased 100% or $1.5 million over the comparable quarter in 2004. Expenses in the 2005 quarter included a full campaign supporting the summer’s “Taste of the Tropics” promotion, as well as preproduction and initial media launch for the new “Anything but Routine” breakfast campaign. Expenses in the 2004 comparable quarter represented preproduction costs and initial media for advertising campaigns that predominately ran in the fourth quarter of 2004. Additionally, the heat wave experienced throughout the summer resulted in an increase of $0.4 million in utility costs compared to the comparable 2004 quarter. Due to these increased expenses, gross profit declined $0.4 million to $15.9 million, or 16.7% of revenues, compared to $16.3 million, or 17.8% of revenues, in the 2004 quarter. Positive performance in store level operations offset the majority of these increased expenses.

General and administrative expenses increased 5.0% to $8.9 million, or 9.4% of revenues, compared to $8.4 million, or 9.3% of revenues, a year earlier. The increase was primarily due to $0.3 million in bonuses payable to corporate staff and management in connection with improved operating performance.  Depreciation and amortization expense, which is included in income from operations, decreased 17.2% to $5.8 million, from $7.0 million in the year earlier quarter. The decrease is partly due to a portion of New World’s asset base becoming fully depreciated, as well as a correction of an overstatement in depreciation expense from the previous two quarters of approximately $0.6 million.

Income from operations for the third quarter increased 68.3% to $885,000 from $526,000 a year earlier. In addition to the factors listed above, results in the 2005 quarter reflected impairment charges of approximately $0.2 million and an approximate $0.1 million loss on the sale, disposal or abandonment of assets. Operating income in the 2004 quarter reflected $0.4 million in impairment charges, partially offset by an approximate $0.1 million benefit arising from a net gain on the sale of assets and an adjustment to integration and reorganization costs.

New World’s operations generated net cash from operations of $2.8 million during the first nine months of 2005, compared to consuming cash of $418,000 a year earlier. At the end of the third quarter, the company’s cash and cash equivalents increased approximately $5.0 million to $6.8 million, compared to $1.9 million a year earlier. Net expenditures for capital equipment during the first nine months of 2005 increased $0.2 million to $5.7 million, compared to $5.5 million in the comparable 2004 period.

Commenting on the results, New World CEO Paul Murphy said: “We are very pleased to report continued improvement in restaurant sales and operating results, and especially the second consecutive quarter of increased retail transactions. Moreover, comparable store sales have now shown year-over-year increases for four straight quarters. The continued gains in customer traffic in our company operated locations strongly indicate that our introduction of new menu items and ongoing improvements in restaurant operations are proving attractive to consumers in an intensely competitive climate. Our increases in revenue and cash flow are primarily the result of this increase in retail sales.”

New World reported a net loss of $4.8 million or $0.49 per basic and diluted share, in the third quarter of 2005, compared to a net loss of $5.0 million, or $0.50 per basic and diluted share, a year earlier. Included in the net loss for the third fiscal 2005 period were the non-cash charges aggregating $0.3 million associated with impairments and disposal of assets. Additionally included in the third quarter of 2005 is a correction of an overstatement in depreciation expense from the previous two quarters of approximately $0.6 million. The fiscal 2004 quarter’s net loss included non-cash impairment charges, net gains from the sale of assets and adjustments of integration and reorganization costs, also aggregating $0.3 million. The net losses also reflected net interest expense of $5.8 million in the most recent quarter and $5.7 million a year earlier.

For the year to date, total revenues increased 3.1% to $285.2 million from $276.5 million in the first nine months of 2004. Comparable store sales rose 5.6%, which consisted of a 6.0% increase in the average check, partially offset by a 0.3% decrease in transactions.

Gross profit margin for the nine months improved to 18.3% from 17.8% a year earlier, while general and administrative expenses increased 6.3% to $26.9 million, or 9.4% of total revenues, compared to $25.3 million, or 9.1% of revenues, in the same period of 2004. Depreciation and amortization expense decreased to $19.6 million for the first nine months of 2005 from $20.9 million a year earlier.

Income from operations for the first nine months of 2005 totaled $4.0 million, compared to $2.0 million in the year earlier period. Results in 2005 included $1.5 million in impairment charges and other related costs, and a $0.3 million loss on the sale, disposal or abandonment of assets.  Results for the first nine months of 2004 included a $1.4 million loss on the sale, disposal or abandonment of assets, and $0.4 million in impairment charges and other related costs, partially offset by a $0.8 million benefit from the reversal of a prior accrual for integration and reorganization costs.

After including net interest expense of $17.5 million, New World’s net loss for the first three quarters of 2005 was $13.3 million, or $1.35 per basic and diluted share. This compared with a net loss of $15.2 million, or $1.56 per share for the same period of 2004, which reflected $17.4 million in net interest expense.

For information regarding Adjusted EBITDA, as defined in the company’s loan agreements, see the presentation, reconciliation and cautionary language regarding non-GAAP financial measures included near the end of this release.

New World chief financial officer Richard P. Dutkiewicz said the company continues to experience improvements in cash flow from operations, a key performance indicator, with this measurement now increasing for eight consecutive quarters. He believes such cash flow will be adequate to fund operating costs. As noted earlier, the company has used $5.8 million of cash to date in 2005 for new and remodeled restaurants and to meet interest payments of $20.8 million on the $160 million notes. Historically, he noted, New World’s fourth quarter is the strongest quarter for generating cash due to seasonality and gift card promotions.

Mr. Dutkiewicz added that the company is exploring the possibility of refinancing its $160 Million Notes and AmSouth Revolver with Bear Stearns, after market conditions led to a temporary suspension of such activities earlier this year. “With market conditions appearing to have improved, we are reviewing our options regarding the refinancing with Bear Stearns,” he said. “We believe that refinancing our debt at more favorable interest rates could increase our letter of credit capacity, reduce interest expenditures and provide additional flexibility for future store growth.”

Mr. Murphy and Mr. Dutkiewicz will discuss New World’s financial and operating results for the third quarter of fiscal 2005 during a conference call scheduled for 11:00 a.m. (EST) on November 3. To listen to the call, dial 877-381-6509 and give the operator the conference ID number, 1727053. A telephone replay of the call will be available through midnight (EST) on November 17, 2005. To access the replay, call 800-642-1687. Investors and media also are invited to listen to a rebroadcast of the call on the company’s website, www.newworldrestaurantgroup.com. The replay of the call also will be archived on the website.

 New World is a leading company in the casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of September 27, 2005, the company’s retail system consisted of 643 locations, including 439 company-owned locations, as well as 137 franchised and 67 licensed locations in 34 states, and the District of Columbia. The company also operates a dough production facility.

****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “plan to,”  “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend”  and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to (i) the improvement in period over period comparable store sales and transaction counts is not necessarily indicative of future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the ability to improve margins may be affected by unexpected costs or expenses, among other factors; (iii) the Company’s ability to generate sufficient cash flow to fund operating costs is dependent upon economic, financial, competitive and legislative factors, among other factors, (iv) the Company’s ability to refinance its outstanding debt is dependent upon a variety of factors, including financial market conditions, company results, availability of favorable rates and terms and (v) the strength of historical fourth quarter results is not necessarily indicative of future results and future results are particularly subject to increasing utility and other costs, and the effects of the weather, including the hurricanes in markets in which are stores are located. There is no assurance that fourth quarter results will benefit from seasonality and gift card promotions. These and other risks are more fully discussed in the company’s SEC filings.

Contacts: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702;

Parnespr@optonline.net

(TABLES ATTACHED)

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 27, 2005 AND DECEMBER 28, 2004

(in thousands, except share information)

(unaudited)

	September 27, 2005	December 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$6,827	$9,752
Restricted cash	789	1,269
Franchise and other receivables, net of allowance of $1,098 and $2,475	6,263	7,123
Inventories	5,205	4,941
Prepaid expenses and other current assets	2,500	1,643
Total current assets	21,584	24,728

Restricted cash long-term	901	2,526
Property, plant and equipment, net	33,685	41,855
Trademarks and other intangibles, net	69,825	77,219
Goodwill	4,875	4,875
Debt issuance costs and other assets	5,766	7,253
Total assets	$136,636	$158,456

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,134	$8,243
Accrued expenses	28,460	34,836
Short term debt and current portion of long-term debt	280	295
Current portion of obligations under capital leases	16	16
Total current liabilities	35,890	43,390

Senior notes and other long-term debt	160,840	160,840
Obligations under capital leases	18	31
Other liabilities	8,593	9,678
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	262,341	270,939

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,868,623 and 9,848,713 shares issued and outstanding	10	10
Additional paid-in capital	175,818	175,797
Unamortized stock compensation	(85)	(137)
Accumulated deficit	(301,448)	(288,153)
Total stockholders’ deficit	(125,705)	(112,483)
Total liabilities and stockholders’ deficit	$136,636	$158,456

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THIRD QUARTER AND YEAR TO DATE PERIODS ENDED SEPTEMBER 27, 2005 AND SEPTEMBER 28, 2004

(in thousands, except earnings per share and related share information)

(unaudited)

	Third quarter ended:		Year to date ended:
	Sept 27, 2005	Sept 28, 2004	Sept 27, 2005	Sept 28, 2004
Revenues:
Retail sales	$87,937	$84,763	$265,912	$256,982
Manufacturing revenues	5,270	4,913	14,905	15,270
Franchise and license related revenues	1,575	1,503	4,373	4,287

Total revenues	94,782	91,179	285,190	276,539

Cost of sales:
Retail costs	73,941	70,315	219,141	213,805
Manufacturing costs	4,980	4,603	13,880	13,623

Total cost of sales	78,921	74,918	233,021	227,428

Gross profit	15,861	16,261	52,169	49,111

Operating expenses:
General and administrative expenses	8,868	8,442	26,857	25,260
Depreciation and amortization	5,798	7,005	19,583	20,882
Loss (gain) on sale, disposal or abandonment of assets, net	104	(70)	269	1,395
Charges (adjustments) of integration and reorganization cost	1	(44)	6	(843)
Impairment charges and other related costs	205	402	1,484	402

Income from operations	885	526	3,970	2,015

Other expense (income):
Interest expense, net	5,805	5,723	17,497	17,426
Other	(106)	(98)	(232)	(197)

Loss before income taxes	(4,814)	(5,099)	(13,295)	(15,214)

Provision (benefit) for state income taxes	—	(147)	—	92

Net loss	$(4,814)	$(4,952)	$(13,295)	$(15,306)

Net loss per common share – Basic and Diluted	$(0.49)	$(0.50)	$(1.35)	$(1.56)

Weighted average number of common shares outstanding:
Basic and Diluted	9,868,623	9,842,385	9,859,407	9,842,169

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR TO DATE PERIODS ENDED SEPTEMBER 27, 2005 AND SEPTEMBER 28, 2004

(in thousands)

(unaudited)

	Sept 27, 2005	Sept 28, 2004
OPERATING ACTIVITIES:
Net loss	$(13,295)	$(15,306)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,583	20,882
Stock based compensation expense	52	51
Loss, net of gains, on disposal of assets	269	1,395
Impairment charges and other related costs	1,484	402
Charges (adjustments) of integration and reorganization costs	6	(843)
Provision for (recovery of) losses on accounts receivable, net	(78)	266
Amortization of debt issuance and debt discount costs	1,386	1,387
Changes in operating assets and liabilities:
Franchise and other receivables	938	(796)
Cash overdraft	—	1,978
Accounts payable and accrued expenses	(7,587)	(10,279)
Other assets and liabilities	3	445

Net cash provided by (used in) operating activities	2,761	(418)

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,775)	(5,605)
Proceeds from the sale of equipment	97	134

Net cash used in investing activities	(5,678)	(5,471)

FINANCING ACTIVITIES:
Proceeds from line of credit	5,445	15,745
Repayments of line of credit	(5,460)	(16,745)
Repayment of other borrowings	(14)	(825)
Proceeds upon warrant exercise	21	1

Net cash used in financing activities	(8)	(1,824)

Net decrease in cash and cash equivalents	(2,925)	(7,713)
Cash and cash equivalents, beginning of period	9,752	9,575
Cash and cash equivalents, end of period	$6,827	$1,862

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$21,411	$10,280
Cash paid for income taxes	$—	$165

Non-GAAP Financial Measures

Adjusted EBITDA is a typical non-GAAP measurement for companies that issue public debt and a measure used by our lenders. Adjusted EBITDA, as defined in the company’s Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank (collectively referred to herein as our loan agreements) represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain/loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges and (5) other income. Adjusted EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. The loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. The company presents Adjusted EBITDA because it relates to a covenant contained in each of its loan agreements which are material to the company, its financial condition and liquidity. If the company does not comply with the Adjusted EBITDA covenant, an Event of Default (as defined in the loan agreements) would occur and, subject to the applicable notice and cure periods, the lenders could declare all amounts outstanding immediately due and payable and pursue all available remedies for payment of such amounts.  As of September 27, 2005, the company was in compliance with the Adjusted EBITDA covenant and does not anticipate that the covenant will impact its ability to borrow under the AmSouth revolving credit facility.

Data regarding Adjusted EBITDA is provided as additional information to help the company’s bondholders understand compliance with the Adjusted EBITDA covenant. The company also believes Adjusted EBITDA is useful to its bondholders as an indicator of earnings available to service debt.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. The company believes Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

The following tables reconcile Adjusted EBITDA to net loss and cash flows used in operating activities, respectively:

	First quarter ended:		Second quarter ended:		Third quarter ended:		Year to date:
	Mar 29, 2005	Mar 30, 2004	Jun 28, 2005	Jun 29, 2004	Sept 27, 2005	Sept 28, 2004	Sept 27, 2005	Sept 28, 2004
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(4,198)	$(4,130)	$(4,283)	$(6,224)	$(4,814)	$(4,952)	$(13,295)	$(15,306)
Adjustments as defined in the loan agreements:
Interest expense, net	5,919	5,799	5,773	5,904	5,805	5,723	17,497	17,426
Taxes	—	55	—	184	—	(147)	—	92
Depreciation and amortization	6,708	6,819	7,077	7,058	5,798	7,005	19,583	20,882
Loss (gain) on sale, disposal or abandonment of assets, net	4	(6)	161	1,472	104	(70)	269	1,396
Charges (adjustments) of integration and reorganization cost	5	(760)	—	(39)	1	(44)	6	(843)
Impairment charges and other related costs	97	—	1,182	—	205	402	1,484	402
Other expense (income)	(57)	(64)	(69)	(36)	(106)	(98)	(232)	(198)
Certain legal, financing and advisory fees	—	75	526	688	99	494	625	1,257
Certain corporate expenses	—	225	—	—	—	174	—	399
Certain other charges	—	25	700	—	25	—	725	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$7,117	$8,487	$26,662	$25,532

	First quarter ended:		Second quarter ended:		Third quarter ended:		Year to date:
	March 29, 2005	March 30, 2004	June 28, 2005	June 29, 2004	Sept 27, 2005	Sept 28, 2004	Sept 27, 2005	Sept 28, 2004
Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA:
Net cash generated by (used in) operating activities	$(6,288)	$(4,175)	$14,353	$9,610	$(5,304)	$(5,853)	$2,761	$(418)
Adjustments as defined in the loan agreements:
Changes in operating assets and liabilities	9,292	6,560	(9,784)	(6,768)	7,138	8,860	6,646	8,652
Reduction in (provision for) losses on accts receivable	91	—	47	(94)	(60)	(172)	78	(266)
Amortization of debt issue costs	(462)	(462)	(462)	(446)	(462)	(479)	(1,386)	(1,387)
Stock based compensation expense	(17)	—	(17)	(35)	(18)	(16)	(52)	(51)
Interest expense, net	5,919	5,799	5,773	5,904	5,805	5,723	17,497	17,426
Other income	(57)	(64)	(69)	(36)	(106)	(97)	(232)	(197)
Provision (benefit) for state income taxes	—	55	—	184	—	(147)	—	92
Certain legal, financing and advisory fees	—	75	526	688	99	494	625	1,257
Certain corporate expenses	—	225	—		—	174	—	399
Certain other charges	—	25	700	—	25	—	725	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$7,117	$8,487	$26,662	$25,532